Exhibit 1.1

As amended and restated on June 7, 2017

THE ISRAELI COMPANIES LAW

A COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Cellcom Israel Ltd.

GENERAL PROVISIONS

1.             Definitions

a)	In these Articles the following terms shall bear the meaning ascribed to them below:

“Affiliate” shall mean, with respect to any Person, another Person which, whether directly or indirectly, Controls, is Controlled by, or is under common Control with, the subject Person.

“Alternate Director” is defined in Article 44.

“Annual General Meeting” shall have the meaning assigned to such term in the Companies Law.

The “Articles” shall mean these Articles of Association of the Company, as amended from time to time.

 “Board of Directors” shall mean Board of Directors of the Company.

A “Business Day” shall mean any day on which banks in Israel are open for business.

The “Cellular License” shall mean the license for the provision of cellular services granted to the Company on June 27, 1994 by the Israeli Ministry of Communications, as amended from time to time.

The “Company” shall mean Cellcom Israel Ltd.

The "Companies Law" shall mean the Israeli Companies Law, 1999, as amended from time to time.

“Contravening Holdings” shall mean the holdings of Traded Means of Control, that are held (i) without the approval of the Minister of Communications required pursuant to Section 21 of the Cellular License or in contravention of the provisions of Section 23 of the Cellular License, and all holdings of a holder of  Traded Means of Control who acted in contravention of the provisions of Section 24 of the Cellular License, for so long as the approval of the Minister of Communications is required pursuant to Section 21 of the Cellular License but has not been obtained, or the circumstances which constitute a violation of the provisions of Sections 23 or 24 of the Cellular License continue to exist, as the case may be, or (ii) in contravention of any of the similar restrictions set forth in any of the Other Licenses, for so long as such contravention continues to exist.

“Control” shall have the meaning assigned to such term in the Israeli Securities Law, 1968, as amended from time to time.

 “DIC" shall mean Discount Investment Corporation Ltd., an Israeli company, and any Person Controlled by DIC which holds shares of the Company (excluding the Company itself), and their respective successors.

A “Director” shall have the meaning assigned to such term in the Companies Law.

“External Director” shall have the meaning assigned to such term in the Companies Law.

 “Extraordinary General Meeting” shall mean any General Meeting other than the Annual General Meeting.

“Founding Shareholders” shall mean DIC and any of its transferees, including transferees which are Israeli Shareholders, provided that each such transferee: (i) is approved by the Minister of Communications in writing to be a substitute for a Founding Shareholder for the purpose of the Cellular License (which substitution shall be effective as of the date determined by the Minister of Communications), (ii) undertakes to the Company to hold its respective minimum number of Ordinary Shares pursuant to such approval, and (iii) enters into one or more agreements with the other Founding Shareholders for the purpose of ensuring the compliance by the Company with  section 22A of the Cellular License.

“General Manager(s)” is defined in Article 49.

“General Meeting” shall mean a general meeting of the shareholders of the Company, which may be an Annual General Meeting or an Extraordinary General Meeting.

 “IDB” shall mean IDB Holding Corporation Ltd., an Israeli company.

“IDB Group” shall mean IDB and its Affiliates.

“Israeli Citizen” shall have the meaning assigned to such term in the Israeli Citizenship Law, 1952, as amended from time to time.

“Israeli Director” shall mean a Director appointed by the Israeli Shareholders from among the Founding Shareholders.

“Israeli Resident” shall have the meaning assigned to such term in the Israeli Population Registration Law, 1965, as amended from time to time.

“Israeli Shareholder” shall mean a holder of Ordinary Shares that: (i) in respect of an individual, is an individual who is an Israeli Citizen and Israeli Resident, and (ii) in respect of an entity, is an entity formed under the laws of the State of Israel and Controlled, directly or indirectly, by an individual who qualifies under clause (i) above, provided that any indirect Control may only be exercised through one or more entities formed under the laws of the State of Israel, and further provided with respect to any indirect Control, that the Prime Minister and the Minister of Communications of Israel may approve in their discretion such indirect Control through an entity that was not formed under the laws of the State of Israel for the purpose of qualifying the Person Controlling such entity as an Israeli Shareholder, provided that such non-Israeli entity does not hold any of the Company’s shares directly.

“Means of Control” shall mean any of the following: (1) the right to vote at a General Meeting of the Company; (2) the right to appoint a Director or General Manager of the Company; (3) the right to participate in the profits of the Company; or (4) the right to a share of the remaining assets of the Company after payment of its debts upon liquidation.

The “Memorandum” shall mean the Memorandum of Association of the Company, as amended from time to time.

The “Minimum Israeli Holding Percentage” shall mean the minimum percentage of each of the Means of Control in the Company required to be held by the Israeli Shareholders from among the Founding Shareholders (which, as of the date on which these Articles become effective, are DIC), pursuant to the Cellular License and the Other Licenses, which as of July 31, 2017 is 5%, provided, however, that “dormant shares” (as defined in the Companies Law) held by the Company shall not be counted as part of the Company’s outstanding share capital for the purpose of calculating the Minimum Israeli Holding Percentage.

“NIS” shall mean New Israeli Shekel.

“Office” means the registered office of the Company.

“Ordinary Majority” shall mean a simple majority of the votes cast by shareholders at a General Meeting in person or by means of a proxy.

“Ordinary Shares” shall mean the ordinary shares of the Company, par value NIS 0.01 per share.

An “Original Minority Shareholder” shall mean each of Mr. Shlomo Piotrkowsky, Mr. Brian Greenspun, Mr. Daniel Steinmetz and Mr. Benjamin Steinmetz, and all their respective successors, heirs, estates and assigns, except for members of the IDB Group, and collectively the “Original Minority Shareholders”.

The “Other Licenses” shall mean the licenses granted and future licenses to be granted to the Company by the Israeli Ministry of Communications other than the Cellular License, as such licenses may be amended from time to time.

"Person” shall mean any individual or firm, corporation, partnership, association, trust or other entity.

“Register of Shareholders” shall mean a register of the shareholders of the Company.

The “Secretary” shall mean the corporate secretary of the Company.

“Shareholders Resolution” shall mean a resolution adopted by votes of shareholders of the Company at a General Meeting.

 “Traded Means of Control” shall mean Means of Control, including Global or American Depositary Shares or similar instruments in respect of securities, listed for trade on a securities exchange in Israel or abroad (other than a country that is an enemy of the State of Israel) or which have been offered to the public by means of a prospectus other than in a country that is an enemy of the State of Israel, and are held by the public in Israel or abroad.

b)	The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

c)
Unless the subject or the context otherwise requires, words and expressions not defined herein shall have the respective meanings set forth in the Companies Law in force on the date when these Articles or any amendment thereto, as the case may be, first became effective; words and expressions importing the singular shall include the plural and vice versa; and words and expressions importing the masculine gender shall include the feminine gender.

2.             Object and Purpose of the Company

(a)          The object and purpose of the Company shall be as set forth in the Company’s Memorandum, as the same shall be amended from time to time in accordance with applicable law.

(b)          In accordance with Section 11(a) of the Companies Law, the Company may donate reasonable amounts to any cause it deems worthy.  The Board of Directors may from time to time determine the policy and amounts within which such donations may be made by the Company, and the Person or Persons authorized to approve any such specific donation.

3.             Limitation of Liability

The liability of the shareholders is limited to the payment of the nominal value of the shares in the Company allotted to them and which remains unpaid, and only to that amount.  If the Company’s share capital shall include at any time shares without a nominal value, the shareholders’ liability in respect of such shares shall be limited to the payment of up to NIS 0.01 for each such share allotted to them and which remains unpaid, and only to that amount.

SHARE CAPITAL

4.             Authorized Share Capital

The authorized share capital of the Company is three million New Israeli Shekels (NIS 3,000,000) divided into three hundred million (300,000,000) Ordinary Shares, par value NIS 0.01 per share.

5.	Increase of Authorized Share Capital

(a)          The Company may, from time to time, by a Shareholders Resolution, whether or not all the shares then authorized have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase its authorized share capital by the creation of new shares through amending the Memorandum and these Articles.  Any such increase shall be in such amount and shall be divided into shares of such nominal amounts (or no nominal amounts), and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution shall provide.

(b)          Except to the extent otherwise provided in such resolution, such new shares shall be subject to all the provisions applicable to the shares prior to such resolution.

6.	Rights of the Ordinary Shares

The Ordinary Shares confer upon the holders thereof all rights accruing to a shareholder of a Company, as provided in these Articles, including, inter alia, the right to receive notices of, and to attend meetings of shareholders; for each share held, the right to one vote at all meetings of shareholders; and to share equally, on a per share basis, in such dividend and other distributions to shareholders of the Company as may be declared by the Board of Directors in accordance with these Articles and the Companies Law, and upon liquidation or dissolution of the Company, in the distribution of assets of the Company legally available for distribution to shareholders in accordance with the terms of applicable law and these Articles. All Ordinary Shares rank pari passu in all respects with each other.

7.	Special Rights; Modifications of Rights

(a)          Without prejudice to any special rights previously conferred upon the holders of existing shares in the Company or obligations previously undertaken by the holders of existing shares in the Company, the Company may, from time to time, by Shareholders Resolution, provide for shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.

(b)          (i)          If at any time the share capital is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles and subject to applicable law, may be modified or abrogated by the Company, by Shareholders Resolution, subject to an approval by a resolution passed by the holders of a majority of the shares of such class voting at a separate General Meeting of the holders of the shares of such class.

(ii)          The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any separate General Meeting of the holders of the shares of a particular class.

(iii)          Unless otherwise provided by these Articles, the enlargement of an existing class of shares, or the issuance of additional shares thereof, shall not be deemed, for purposes of this Article 7(b), to modify or abrogate the rights attached to the previously issued shares of such class or of any other class.

8.	Consolidation, Subdivision, Cancellation and Reduction of Share Capital

(a)          The Company may, from time to time, by Shareholders Resolution (subject, however, to the provisions of Article 7(b) hereof and to applicable law):

(i)          consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

(ii)         subdivide its shares (issued or unissued) or any of them, into shares of smaller nominal value than is fixed by these Articles (subject, however, to the provisions of the Companies Law), and the Shareholders Resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with the others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares;

(iii)        cancel any shares which, at the date of the adoption of such resolution, have not been taken or agreed to be taken by any Person, and diminish the amount of its share capital by the amount of the shares so canceled; or

(iv)        reduce its share capital in any manner, and with and subject to any consent required by law.

(b)          With respect to any consolidation of issued shares into shares of larger nominal value, and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions:

(i)          determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger nominal value;

(ii)         allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(iii)        redeem, in the case of redeemable preference shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(iv)        cause the transfer of fractional shares by certain shareholders of the Company to other shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred; or

(v)         cause the sale of fractional shares so as to most expediently preclude or remove any fractional shareholding and cause the proceeds thereof, less expenses, to be paid to the transferors.

(c)          Notwithstanding the foregoing, if a class of shares has no nominal value, then any of the foregoing actions may be taken with respect to such class without regard to nominal value.

SHARES

9.	Issuance of Share Certificates; Replacement of Lost Certificates

(a)          Share certificates shall be issued under the seal or stamp of the Company and shall bear the signature of the General Manager and the Chief Financial Officer, or of any other Person or Persons authorized thereto by the Board of Directors. For the avoidance of doubt, any transfer agent designated by the Company may issue share certificates on behalf of the Company even if the signatories on the share certificate no longer serve in the relevant capacities at the time of such issuance.

(b)          The Company may issue un-certificated shares, provided, however, that each holder of shares shall be entitled to one numbered certificate for all the shares of any class registered in his name, and if reasonably requested by such holder, to several certificates, each for one or more of such shares.

(c)          A share certificate registered in the names of two or more Persons shall be delivered to the Person first named in the Register of Shareholders in respect of such co-ownership.

(d)          If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such affidavit and indemnity, as the Company’s Secretary may deem fit.

10.	Allotment of Shares; Registered Holders of Shares

(a)          The unissued shares from time to time shall be under the control of the Board of Directors, who shall have the power to allot shares or otherwise dispose of them to such Persons, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 11(f) hereof), and either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board of Directors may deem fit, and the power to give to any Person the option to acquire from the Company any shares, either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount, during such time and for such consideration as the Board of Directors may deem fit.

(b)          Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any trust or equitable or other claim to, or interest in such share on the part of any other Person.

(c)          The Board of Directors may elect to maintain one or more Registers of Shareholders outside of Israel in addition to its principal Register of Shareholders, and each such register shall be deemed a Register of Shareholders for purposes of these Articles.

11.	Calls on Shares

(a)          The Company may, from time to time, make such calls as the Board of Directors may determine upon holders of shares in respect of any sum unpaid for shares held by such holders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each such holder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the Person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may be thereafter extended and/or such Person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

(b)          Notice of any call shall be given in writing to the holder(s) in question not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the Person to whom such payment shall be made, provided, however, that before the time for any such payment, the Company upon approval of the Board of Directors may, by notice in writing to such holder(s), revoke such call in whole or in part, extend such time, or alter such Person and/or place.  In the event of a call payable in installments, only one notice thereof need be given.

(c)          If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Company and of which due notice had been given, and all the provisions herein contained with respect to such calls shall apply to each such amount.

(d)          The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

(e)          Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board of Directors may prescribe.

(f)           Upon the allotment of shares, the Board of Directors may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

(g)          With the approval of the Board of Directors, any holder of shares may pay to the Company any amount not yet payable in respect of his shares, and the Board of Directors may approve the payment of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty.  Nothing in this Article 11(g) shall derogate from the right of the Company to make any call before or after receipt by the Company of any such advance.

12.	Forfeiture and Surrender

(a)          If any holder fails to pay any amount payable in respect of a call, or interest thereon as provided for herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board of Directors, may at any time thereafter, so long as the said amount or interest remains unpaid, forfeit all or any of the shares in respect of which said call had been made.  Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys' fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

(b)          Upon the adoption of a resolution of forfeiture, the Board of Directors shall cause notice thereof to be given to such holder, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Company with the approval of the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to the expiration of such period, the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall estop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

(c)          Whenever shares are forfeited as herein provided, all dividends theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

(d)          The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

(e)          Any shares forfeited or surrendered as provided herein shall become “dormant shares” (as defined in the Companies Law) and the property of the Company, and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board of Directors deems fit.

(f)          Any holder whose shares have been forfeited or surrendered shall cease to be a holder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 11(e) above, and the Company, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so.  In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing by the holder in question (but not yet due) in respect of all shares owned by such holder, solely or jointly with another.

(g)          The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems fit, but no such nullification shall estop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 12.

13.	Lien

(a)          Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares (other than shares which are fully paid up) registered in the name of each holder (without regard to any equitable or other claim or interest in such shares on the part of any other Person), and upon the proceeds of the sale thereof, for his debts and liabilities, solely or jointly with another, to the Company in respect of such shares, whether the period for the payment, fulfillment or discharge thereof shall have actually arrived or not.  Such lien shall extend to all dividends from time to time declared in respect of such share.  Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

(b)          The Board of Directors may cause the Company to sell any shares subject to such lien when any such debt or liability has matured, in such manner as the Board of Directors may deem fit, but no such sale shall be made unless such debt or liability has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such holder, his executors or administrators.

(c)          The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of such debts and liabilities of such holder (whether or not the same have matured), or any specific part of the same (as the Company may determine), and the residue (if any) shall be paid to the holder, his executors, administrators or assigns.

14.	Sale after Forfeiture or Surrender or in Enforcement of Lien

Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint some Person to execute an instrument of transfer of the shares so sold and cause the purchaser's name to be entered in the Register of Shareholders in respect of such shares, and the purchaser shall not be bound to see to the propriety of the proceedings, or to the application of the purchase money, and after his name has been entered in the Register of Shareholders in respect of such shares, the validity of the sale shall not be impeached by any Person, and the remedy of any Person aggrieved by the sale shall be in damages only and against the Company exclusively.

15.	Redeemable Shares

The Company may, subject to applicable law, issue redeemable shares and redeem the same upon the conditions and terms determined by the Board of Directors.

TRANSFER OF SHARES

16.	Effectiveness and Registration

(a)          No transfer of shares shall be registered in the Register of Shareholders unless a proper instrument of transfer (in form and substance satisfactory to the Secretary) has been submitted to the Company or its agent, together with any share certificate(s) and such other evidence of title as the Secretary may reasonably require, and unless such transfer complies with applicable law, the Cellular License, the Other Licenses and these Articles.  Until the transferee has been registered in the Register of Shareholders in respect of the shares so transferred, the Company may continue to treat the transferor as the owner thereof.  The Board of Directors may, from time to time, prescribe a fee for the registration of a transfer.

(b)          The Company shall be entitled to refuse to recognize a transfer deed until the certificate of the transferred share is attached to it together with any other evidence which the Board of Directors or the Secretary shall require as proof of the transferor’s right to transfer the share and payment of any transfer fee determined by the Board of Directors. Registered transfer deeds shall remain with the Company, but any transfer deed which the Company refused to register shall be returned to the transferor upon demand.

(c)          The Board of Directors may close the Register of Shareholders for a period of up to thirty days in each year.

17.	Limitation on Transfer of Shares Held by Original Minority Shareholders

        (a)          Any purported transaction in the shares of the Company in violation of the provisions of this Article 17 shall be null and void, and the Company shall not recognize or give any effect thereto.

(b)          The sale, assignment or transfer to any third parties (including shareholders in the Company) other than DIC of all or part of the Ordinary Shares held by an Original Minority Shareholder without the prior written consent of DIC shall be null and void, and the Company shall not recognize or give any effect thereto.

(c)          The sale, assignment or transfer to any third parties (including shareholders in the Company) of all or part of the Ordinary Shares held by an Original Minority Shareholder may not be effected unless the following conditions are met: (i) there is a formal written offer from a proposed purchaser (the “Proposed Purchaser”) for the acquisition of such Ordinary Shares with payment to be made in cash; and (ii) the acquisition is subject to the agreement of the Proposed Purchaser to be bound by the terms of the agreement between the Original Minority Shareholders and DIC.

(d)          Any Original Minority Shareholder (the “Minority Offeror”) intending for any reason to sell, transfer or assign any number of its Ordinary Shares in the Company (the “Minority Offeror’s Shares”) shall notify DIC of same in writing stating the price per share and payment terms offered (the “Minority Offeror's Notice”).

(e)          The Minority Offeror's Notice shall be conclusively deemed an irrevocable offer made by the Original Minority Offeror to sell to DIC the Minority Offeror’s Shares under the terms specified in the Minority Notice and in the manner herein below provided (the “Minority Offeror's Offer”).

(f)          DIC shall have a period of thirty (30) Business Days from the date the Minority Offeror's Notice is delivered thereto to notify the Minority Offeror of its desire to accept the Minority Offer (“DIC Acceptance Notice”). If DIC shall not have given the DIC Acceptance Notice within the said 30-day period, it shall be conclusively deemed to have rejected the Minority Offer. Conditional, partial or qualified acceptance of the offer shall be deemed a rejection of the Minority Offer.

(g)          The closing of the transaction for the sale of the Minority Offeror’s Shares in accordance with the DIC Acceptance Notice (the “Closing”), shall take place and be consummated on the fifteenth (15th) Business Day following the date upon which the said 30-day period expires. At the Closing, the Minority Offeror’s Shares shall be sold and transferred against payment of the consideration therefor, in accordance with the terms specified in the Minority Offeror's Notice.

(h)          In the event the Minority Offeror shall fail to transfer the Minority Offeror’s Shares as aforesaid in accordance with the DIC Acceptance Notice, DIC shall be entitled to deposit the entire consideration specified in the Minority Offeror's Notice with the Company, and thereupon the Company may appoint any Person to execute adequate instruments of transfer and the name DIC shall be entered into the Register of Shareholders as the holder of the Minority Offeror’s Shares so purchased and the name of the Minority Offeror shall be removed therefrom with respect to the Minority Offeror’s Shares. As of the entry of DIC’s name in the Register of Shareholders in respect of such shares, the validity of the sale shall not be rebuttable, and the sole right of the Minority Offeror would be to obtain the entire consideration for the Minority Offeror’s Shares deposited with the Company.

(i)          If a Minority Offeror intends to transfer all or part of its Ordinary Shares in the Company as aforesaid and DIC which has expressed its interest in exercising its above stated right of first refusal is impeded by provisions of the Cellular License or the Other Licenses or applicable law with which it must comply, from acquiring all or part of such shares, then DIC may designate a Person that will qualify in its stead to acquire the shares which it would have been otherwise entitled to purchase provided such Person is not prohibited from acquiring such shares pursuant to the Cellular License or Other Licenses or applicable law.

(j)          In the event that by the end of the 30 Business-Day period specified above DIC shall not have delivered the DIC Acceptance Notice with respect to the purchase of all the Minority Offeror’s Shares, the Minority Offeror shall be free to consummate the sale of the Minority Offeror’s Shares under the terms and conditions specified in the Minority Notice within a period of additional 60 days.

(k)          Notwithstanding the foregoing, any Ordinary Shares acquired by an Original Minority Shareholder after the Company’s initial public offering of its Ordinary Shares shall not be subject to this Article 17 (other than Ordinary Shares initially held by an Original Minority Shareholder and subsequently transferred to a third party subject to the restrictions and limitations set forth in Articles 17(a) through 17(j) above).

18.	Contravening Holdings; Compliance with the Cellular License and the Other Licenses

(a)           To the extent practicable, Contravening Holdings shall be registered in a Register of Shareholders with a notation that such holdings have been classified as Contravening Holdings, immediately upon the Company’s learning of the same. The Company shall send notice of any Contravening Holdings to the registered holder of the Contravening Holdings and to the Minister of Communications.

(b)          Contravening Holdings shall not entitle the holder thereof to any rights in respect of such holdings and shall be deemed “dormant shares” as defined in the Companies Law, except with respect to receiving dividends or other distributions to shareholders (including the right to participate in any rights offering calculated on the basis of holding of any Means of Control, provided that any additional holdings acquired as a result of the exercise of such right to participate in a rights offering shall also become Contravening Holdings). Therefore, any action taken or claim made on the basis of a right deriving from Contravening Holdings shall have no effect from the time that the Company becomes aware thereof, except with respect to receiving dividends or other distributions as aforesaid.

(c)           Without derogating from the foregoing:

             (i)         Contravening Holdings shall not have any voting rights at a General Meeting. Any shareholder participating in a General Meeting shall certify to the Company prior to the vote or, if the shareholder is voting by a proxy or any similar instrument, on such proxy card or similar instrument, as to whether or not his holdings in the Company or his vote require the approval by the Minister of Communications pursuant to Sections 21 or 23 of the Cellular License (or the similar provisions of the Other Licenses) or whether such shareholder is in violation of Section 24 of the Cellular License (or the similar provisions of the Other Licenses); in the event that any shareholder does not provide notification as aforesaid, he shall not be entitled to vote at a General Meeting and his vote shall not be counted.

                (ii)        No Director shall be appointed, elected or removed on the basis of Contravening Holdings. In the event a Director is appointed, elected or removed on the basis of Contravening Holdings, such appointment, election or removal shall be void from the time that the Company becomes aware thereof.

(d)          Notwithstanding the foregoing, the provisions of Articles 18(a) through 18(c) shall not apply to holdings of Founding Shareholders. The Persons who undertake towards the Company to be deemed a Founding Shareholder and approved as such by the Minister of Communications shall hold in the aggregate at least 26% of each of the Means of Control of the Company, or such lower percentage thereof as may be approved from time to time by Minister of Communications.

(e)           The shareholders of the Company shall at all times comply with the terms of the Cellular License and the Other Licenses. Nothing herein shall be construed as requiring or permitting the performance of any acts that are inconsistent with the terms of the Cellular License or the Other Licenses. If any of these Articles shall be found to be inconsistent with the terms of the Cellular License or the Other Licenses, the inconsistent provisions of such article shall be null and void, but the validity, legality or enforceability of provisions of other provisions shall not be affected thereby. Without derogating from the foregoing, the Founding Shareholders shall comply at all times with the Minimum Israeli Holding Percentage set forth in the Cellular License and the Other Licenses, as such may be amended from time to time.

18A.          Security Committee; Security Observer; Qualifications of Directors and Officers

(a)          Notwithstanding any other provision in these Articles, the Board of Directors shall appoint from among its members a Committee of the Board of Directors to be designated the “Security Committee”. The Security Committee shall be comprised of at least four (4) Directors, including at least one External Director, all of whom have security clearance and security compatibility as determined by the Israeli General Security Service (“Directors with Clearance”). Subject to Article 18A(b) below, security matters shall be considered only by the Security Committee. Any decision of, or action by, the Security Committee shall have the same effect as if it had been made or taken by the Board of Directors. The Board of Directors shall consider a security matter only if required pursuant to Article 18A(b) below, and subject to the terms of that Article. For purposes of this Article 18A, “security matters” shall mean as defined in the Israeli Bezeq Order (Determination of Essential Service Provided by Bezeq-The Israeli Telecommunications Company Ltd.), 1997.

(b)          Security matters which the Audit Committee or Board of Directors shall be required to consider in accordance with the mandatory provisions of the Companies Law or other law or rules applicable to the Company shall be considered, to the extent necessary, only by Directors with Clearance. Other Directors shall not be entitled to participate in meetings of the Audit Committee or Board of Directors dealing with security matters, or to receive information or to review documents related to these matters. A quorum for these meetings shall include only Directors with Clearance.

(c)          Any Director or officer of the Company who would otherwise be required to receive information or participate in meetings regarding security matters by virtue of his position or these Articles or any law, but who is prevented from doing so by the provisions of this Article 18A, will be released from any liability for any claim of breach of duty of care to the Company which results from his inability to receive such information or participate such in meetings.

(d)          The General Meeting shall not be entitled to assume, delegate, transfer or exercise any of the authorities granted to any other corporate body in the Company with respect to security matters.

(e)          (i)            The Minister of Communications shall be entitled to appoint an observer (the “Security Observer”) to all meetings of the Board of Directors and its Committees. The Security Observer shall have the security clearance and security compatibility as determined by the Israeli General Security Service.

(ii)          The Security Observer shall be an employee of the State of Israel qualified to serve as a director pursuant to Chapter C of the Israeli Governmental Companies Law, 1975.

(iii)          In addition to any other obligations under law, the Security Observer shall be bound to preserve the confidentiality of any information relating to the Company, except as required to fulfill his responsibilities as Security Observer. The Security Observer shall not act as an observer or in any other position at an entity providing communication services which is a direct competitor of the Company, and shall avoid a conflict between his position as an observer and the interests of the Company, except for such conflicts arising from his being an employee of the State of Israel serving as a Security Observer. The Security Observer shall undertake not to serve as an observer or officer or director, and not serve in any other capacity or be employed, directly or indirectly, by any entity competing with the Company or in a position of conflict of interest with the Company, except for such conflicts arising from his being an employee of the State of Israel serving as a Security Observer, during the period of his service as the Security Observer and for 18 months after termination of such period. Any differences of opinion with respect to whether the Security Observer has a conflict of interest as described above shall be resolved by the Attorney General of Israel or his representative.

(iv)         Notices of meetings of the Board of Directors and its Committees, including of the Security Committee, shall be delivered to the Security Observer, and he shall be entitled to participate as an observer in each such meeting.

(v)          The Security Observer shall have the same right to obtain information from the Company as that of a Director. If the Company believes that specific information requested is commercially sensitive and not required by the Security Observer for fulfillment of his duties, the Company may delay delivery of the information upon notice to the Security Observer. If the Security Observer still believes the information is needed for his duties, the matter shall be brought for decision to the head of the Israeli General Security Service.

(vi)          If the Security Observer believes that the Company has made a decision, or is about to make a decision, in a security matter which conflicts with a provision of the Cellular License or the Other Licenses or Section 13 of the Israeli Communications Law (Telecommunications and Broadcasting), 1982 or Section 11 of the Israeli General Security Service Law, 2002, he shall promptly notify the Company in writing of the same. Said notice shall be delivered to the Chairman of the Board of Directors and the chairman of the Security Committee, and shall provide an appropriate defined period of time, in light of the circumstances, in which the Company shall be required to correct the violation or change the decision, to the extent possible.

(f)          To the extent required by the Cellular License or the Other Licenses, specific Directors (including the Chairman) and/or officers, and/or a specified percentage of the Directors shall be Israeli Citizens and Israeli Residents and/or have clearance from the Israeli General Security Service.

19.           Record Dates

(a)          Notwithstanding any provision to the contrary in these Articles, for the determination of the holders entitled to receive notice of and to participate in and vote at a General Meeting or to express consent to or dissent from any corporate action in writing, the Board of Directors may fix, in advance, a record date which shall neither be earlier nor later than is permitted under applicable law.  No Persons other than holders of record of Ordinary Shares as of such record date shall be entitled to notice of and to participate in and vote at such General Meeting, or to exercise such other right, as the case may be. A determination of holders of record with respect to a General Meeting shall apply to any adjournment of such meeting, provided that the Board of Directors may fix a new record date for an adjourned meeting.

(b)          Subject to the applicable law, the holders entitled to receive payment of any dividend or other distribution or allotment of any rights, shall be the shareholders on the date upon which it was resolved to distribute the dividend or at such later date as shall be determined by, or pursuant to a resolution of, the Board of Directors.

TRANSMISSION OF SHARES

20.           Decedents' Shares

(a)          In case of a share registered in the names of two or more holders, the Company may recognize the survivor(s) as the sole owner(s) thereof unless and until the provisions of Article 20(b) have been effectively invoked.

(b)          Any Person becoming entitled to a share in consequence of the death of any individual, upon producing evidence of the grant of probate or letters of administration or declaration of succession (or such other evidence as the Board of Directors or the Secretary may reasonably deem sufficient of the capacity in which he proposes to act under this Article), shall be registered as a holder in respect of such share, or may, subject to the regulations as to transfer herein contained, transfer such share.

21.           Receivers and Liquidators

(a)          The Company may recognize the receiver or liquidator of any corporate shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any shareholder, as being entitled to the shares registered in the name of such shareholder.

(b)          The receiver or liquidator of a corporate shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any shareholder, upon producing such evidence as the Board of Directors or the Secretary may deem sufficient of the capacity in which he proposes to act under this Article, shall be registered as a shareholder in respect of such shares, or may, subject to the provisions as to transfer herein contained, transfer such shares.

GENERAL MEETINGS

22.           Annual General Meeting

An Annual General Meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last preceding Annual General Meeting) and at such place either within or without the State of Israel as may be determined by the Board of Directors.

23.           Extraordinary General Meetings

The Board of Directors may, whenever it deems fit, convene an Extraordinary General Meeting at such time and place, within or without the State of Israel, as may be determined by the Board of Directors, and shall be obliged to do so upon a requisition in writing in accordance with Sections 63(b) of the Companies Law.

24.           Notice of General Meetings

(a)          The Company is required to give such prior notice of a General Meeting as required by law, but in any event not less than fourteen (14) days. The Company is not required to deliver personal notice to every shareholder except to the extent required by applicable law. In any event, the accidental omission to give notice of a meeting to any shareholder or the non-receipt of notice by any of the shareholders shall not invalidate the proceedings at any meeting.

(b)          The notice of the meeting shall set forth the agenda of the meeting.

(c)          A shareholder desiring to request that the Board of Directors include a certain item on the agenda of the meeting pursuant to Section 66(b) of the Companies Law, shall, as a condition to such proposal being considered by the Board of Directors, make such request to the Company in writing at least eight (8) weeks prior to the date of the meeting (or such shorter period as may be determined by the Board of Directors).

PROCEEDINGS AT GENERAL MEETINGS

25.           Quorum

(a)          Two or more holders of Ordinary Shares (not in default in payment of any sum referred to in Article 12(a) hereof), present in person or by proxy and holding shares conferring in the aggregate at least one-third of the voting power of the Company shall constitute a quorum at General Meetings.  Except as set forth in this Article 25, no business shall be transacted at a General Meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to business.

(b)          If within an hour from the time set for the meeting a quorum is not present, in person or by proxy, the meeting shall stand adjourned to the same day in the next week, at the same time and place, or, if not set forth in the notice of the meeting, to such day and at such time and place as the chairman may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment.  No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.  At such adjourned meeting, if a quorum is not present, in person or by proxy, within a half hour from the time set, any two (2) holders of Ordinary Shares (not in default as aforesaid) present in person or by proxy, shall constitute a quorum.  Notwithstanding anything in this Article 25 to the contrary, if the meeting was convened upon requisition pursuant to Section 63 or 64 of the Companies Law, the quorum requirement at any adjournment thereof shall be governed by the provisions of the Companies Law.

26.           Chairman of Meetings

The Chairman, if any, of the Board of Directors shall preside as chairman at every General Meeting of the Company.  If there is no such chairman, or if at any meeting he is not present within fifteen (15) minutes after the time fixed for the meeting or is unwilling to act as chairman or has notified the Company that he will not attend such meeting, the holders of Ordinary Shares present (or their proxies) shall choose someone else to be chairman.  The office of chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting (without derogating, however, from the rights of such chairman to vote as a holder of Ordinary Shares or proxy of a shareholder if, in fact, he is also a shareholder or a proxy).

27.           Adoption of Resolutions at General Meetings

(a)          Unless otherwise indicated herein or required by applicable law, a Shareholders Resolution shall be deemed adopted if approved by an Ordinary Majority.

(b)          For the avoidance of doubt, a Shareholders Resolution approving a merger (as defined in the Companies Law) of the Company or an amendment to these Articles shall be deemed adopted if approved by an Ordinary Majority.

(c)          Every question submitted to a General Meeting shall be decided by a show of hands, without derogating from voting by written ballot in the events and to the extent required by applicable law or permitted by these Articles to be made available to the shareholders.

(d)          A declaration by the chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or defeated, and an entry to that effect in the minutes book of the Company, shall be conclusive evidence of the fact without need of proof of the number or proportion of the votes recorded in favor of or against such resolution.

28.           Resolutions in Writing

A resolution in writing signed by all holders of Ordinary Shares of the Company then entitled to attend and vote at General Meetings or to which all such holders of Ordinary Shares have given their written consent (by letter, facsimile, telegram, telex, electronic mail or otherwise), or their oral consent by telephone (provided that a written summary thereof has been approved and signed by the Chairman of the Board of Directors of the Company) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.

29.           Power to Adjourn

The chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

30.           Voting Power

Subject to the provisions of Article 18 and Article 31(a) and subject to applicable law, and subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every holder of Ordinary Shares shall have one vote for each share registered in his name in the Register of Shareholders upon any voting on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means.

31.           Voting Rights

(a)          No holder of Ordinary Shares shall be entitled to participate and vote in any General Meeting (or to be counted as part of the quorum thereat): (i) unless all calls and other sums payable by him in respect of his shares in the Company have been paid, except if the allotment conditions of the shares provide otherwise, and/or (ii) in respect of any Contravening Holdings.

(b)          A company or other entity which is not an individual being a holder of Ordinary Shares of the Company may be represented by an authorized individual at any meeting of the Company.  Such authorized individual shall be entitled to exercise on behalf of such holder all the power, which the latter could have exercised if it were an individual shareholder.  Upon the request of the chairman of the meeting, written evidence of such authorization (in form acceptable to the chairman) shall be delivered to him. The chairman of the meeting, in his sole discretion, shall be entitled to accept or reject a purported representative.

(c)          Any holder of Ordinary Shares entitled to vote at the General Meeting may vote thereat either personally or by proxy (who need not be a shareholder of the Company), or, if the shareholder is a company or other corporate body, by a representative authorized pursuant to Article 31(b).

(d)          If two or more Persons are registered in the Register of Shareholders as joint holders of any Ordinary Share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s); and for this purpose seniority shall be determined by the order in which the names stand in the Register of Shareholders, all subject to applicable law.

(e)          The Board of Directors may determine, in its discretion, the matters, if any, that may be voted upon by written ballot delivered to the Company (without attendance in person or by proxy), as shall be permitted, at a General Meeting, in addition to the matters listed in Section 87(a) of the Companies Law. If the Company disseminates a form of written ballot in connection with a General Meeting, then a vote by a properly completed and delivered written ballot shall be considered a vote at such General Meeting.

(f)           Subject to the provisions of applicable law, the Secretary of the Company may, in his discretion, disqualify proxies, proxy cards, written ballots or any other similar instruments, and notify the shareholder who submitted such proxy, proxy card, written ballot, authorization or similar instrument, in the following cases:

             (i)         If the Secretary reasonably suspects that they are forged;

             (ii)         If the Secretary reasonably suspects that they are falsified, or given with respect to shares for which one or more proxies or written ballots have been given and not withdrawn; or

             (iii)        If there is no indication on such proxy, proxy card, written ballot or similar instrument as to whether or not the holding in the Company or the vote of such shareholder requires the approval of the Minister of Communications pursuant to the provisions of the Cellular License or the Other Licenses.

 (g)          Notwithstanding the foregoing, for as long as DIC is a shareholder of the Company, DIC shall hold whatever voting power that is attached to any and all Ordinary Shares held by the Original Minority Shareholders for any purpose whatsoever. Accordingly, DIC shall be entitled to vote all such shares at all General Meetings and the Original Minority Shareholders shall not be entitled to receive notice with respect to such meetings and/or attend and/or vote at the same. An Original Minority Shareholder that claims or asserts any rights contrary to Article 31(g) shall be deemed to have offered all its shares to DIC at such shares’ Book Value in accordance with Article 17 hereof.

For the purpose of this Article 31(g), “Book Value” shall mean such amount as shall be determined by the independent auditors of the Company as being equal to all assets of the Company less all liabilities and reserves divided by the number of shares of the Company then outstanding, which determination shall be binding and conclusive and be made in accordance with Israeli generally accepted accounting practice, including however but not limited to the following provisions: (a) the computation of the book value shall be made on the basis of the audited balance sheet of the Company as at the close of the fiscal year of the Company immediately preceding the date of the transfer or other transaction in question contemplated hereunder; (b) no allowance of any kind shall be made for goodwill or any similar intangible asset of the Company; (c) all accounts payable shall be taken at their value as reflected in the said audited balance sheet, less discounts deductible therefrom, and all accounts receivable shall be taken at their value as reflected in the said audited balance sheet, less discount and a reasonable reserve for bad debts; (d) all machinery fixtures and equipment are to be computed at the depreciated value appearing on the books of the Company; (e) inventory of merchandise and supplies shall be computed at cost or market value, whichever is lower; and (f) all accrued and unpaid taxes, of every kind, shall be deducted as liabilities.

Notwithstanding the foregoing, any Ordinary Shares acquired by an Original Minority Shareholder after the Company’s initial public offering of its Ordinary Shares shall not be subject to this Article 31(g) (other than Ordinary Shares initially held by an Original Minority Shareholder and subsequently transferred to a third party subject to the restrictions and limitations set forth in Articles 17(a) through 17(j) above).

PROXIES

32.           Instrument of Appointment

(a)          The instrument appointing a proxy shall be substantially in the form provided below or any other usual or customary form that includes the paragraph below regarding the shares represented by such proxy not being Contravening Holdings or such other form as may be approved by the Board of Directors from time to time.  It shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate body, under its common seal or stamp or the hand of its duly authorized agent(s) or attorney(s).

“I, the undersigned, _________________________________, being a
(name of shareholder )

shareholder of Cellcom Israel Ltd. hereby appoints
________________________ of _____________________________
(name of proxy)	(address of proxy)

as my proxy to attend and vote on my behalf at [any General Meeting of the Company] [the General Meeting of the Company to be held on the _____ day of _______ , 2____ ] and at any adjournment thereof.

Neither the holding nor the voting of the shares to which this proxy relates requires the approval of the Minister of Communications pursuant to Company’s telecommunication licenses and are not considered “Contravening Holdings”, as this term is defined in the Company’s Articles of Association.

Signed this ______ day of ___________, 2___ .

__________________.”
(signature of shareholder)

(b)          The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall be delivered to the Company (at its registered office, or at its principal place of business or at the offices of its registrar and/or transfer agent or at such place as the Board of Directors may specify) not less than seventy-two (72) hours before the time fixed for the meeting at which the Person named in the instrument proposes to vote, unless otherwise determined by the chairman of the meeting.

(c)          The rights of a shareholder who is legally incapacitated to attend and/or vote at a General Meeting may be exercised by his guardian.

33.           Effect of Death of Appointer or Revocation of Appointment

A vote cast pursuant to an instrument appointing a proxy shall be valid notwithstanding the previous death of the appointing shareholder (or of his attorney-in-fact, if any, who signed such instrument) or the revocation of the appointment, provided that no written notice of such death or revocation shall have been received by the Company or by the chairman of the meeting before such vote is cast and provided, further, that the appointing shareholder, if present in person at said meeting, may revoke the authority granted by the execution of a proxy by filing with the Company a duly executed instrument appointing another proxy, on or prior to the deadline for the delivery of proxies, or by voting in person at the General Meeting.

BOARD OF DIRECTORS

34.           Powers of Board of Directors

(a)           In General

The oversight of the management of the business of the Company shall be vested in the Board of Directors, which may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not hereby or by law required to be exercised or done by the Company in a General Meeting.  The authority conferred on the Board of Directors by this Article 34 shall be subject to the provisions of the Companies Law, of these Articles and any resolution consistent with these Articles adopted from time to time by a General Meeting, provided, however, that no such resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such resolution had not been adopted.

(b)           Borrowing Power

The Board of Directors may from time to time, in its discretion, cause the Company to borrow any sum or sums of money for the purposes of the Company, and also may cause the Company to secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it deems fit, and, in particular, by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid share capital for the time being.

(c)           Reserves

The Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall deem fit, and the Company may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or redesignate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time deem fit.

(d)           Protective Measures

The Board of Directors may, at any time in its sole discretion, adopt protective measures to prevent or delay a coercive takeover of the Company, including without limitation the adoption of a “Shareholder Rights Plan.”

35.           Exercise of Powers of Directors

(a)          A meeting of the Board of Directors at which a quorum is present (in person, by means of a conference call or any other device allowing each director participating in such meeting to hear all the other directors participating in such meeting) shall be competent to exercise all the authorities, powers and discretions vested in or exercisable by the Board of Directors.

(b)          A resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present, entitled to vote thereon (as conclusively determined by the Secretary, and in the absence of such determination, by the chairman of the meeting) and voting thereon.

(c)          A resolution may be adopted by the Board of Directors without convening a meeting if all Directors then in office and lawfully entitled to vote thereon (as conclusively determined by the Secretary, and in the absence of such determination, by the Chairman of the Board of Directors), have given their written consent (in any manner whatsoever) not to convene a meeting. Such resolution shall be adopted if approved by a majority of the Directors lawfully entitled to vote thereon (as determined as aforesaid). The Chairman of the Board of Directors shall sign the instrument evidencing any resolutions so adopted, including the decision to adopt said resolutions without a meeting.

36.           Delegation of Powers

(a)          The Board of Directors may, subject to the provisions of the Companies Law and these Articles, delegate any of its powers to committees, each consisting of two or more Persons (all of whose members must be Directors), and it may from time to time revoke such delegation or alter the composition of any such committee.  Any Committee so formed (in these Articles referred to as a “Committee of the Board of Directors”), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors.  The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by the Companies Law or any regulations adopted by the Board of Directors under this Article. Notwithstanding the foregoing, the chairman of a Committee of the Board of Directors shall not have a casting vote. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee shall not be empowered to further delegate such powers.

(b)          Without derogating from the provisions of Article 49, the Board of Directors may, subject to the provisions of the Companies Law, from time to time appoint a Secretary to the Company, as well as any executive officers of the Company, and may terminate the service of any such Person, and also may cause the Company to engage employees, agents and independent contractors and to terminate the service of any such Person, all as the Board of Directors may deem fit.  The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the compensation terms of all such Persons, and may require security in such cases and in such amounts as it deems fit.

37.           Number of Directors

(a)          The Board of Directors shall include at least five (5) Directors.

(b)          The Board of Directors shall include independent Directors as required to comply with the applicable requirements of any law and the regulations of any stock exchange on which the securities of the Company are listed. The requirements of the Companies Law applicable to an External Director shall prevail over the provisions of these Articles to the extent that these Articles are inconsistent with the Companies Law, and shall apply to the extent that these Articles are silent.

38.           Election and Removal of Directors

(a)          For so long as and to the extent required under the Cellular License or any of the Other Licenses, at least 10% of the Directors shall be Israeli Directors and shall be appointed and removed only by the Founding Shareholders who are Israeli Shareholders by means of delivering a written notice from such Israeli Shareholders to the Company advising it of such appointment or removal, as applicable, provided, however, that: (i) in the event that the Board of Directors includes fourteen (14) Directors or less, such Israeli Shareholders shall be entitled to appoint one (1) Israeli Director, and (ii) in the event that the Board of Directors includes between fifteen (15) and twenty-four (24) Directors, such Israeli Shareholders shall be entitled to appoint two (2) Israeli Directors. In the event that there is only one Founding Shareholder who is also an Israeli Shareholder, the written notices regarding the appointment or removal of the Israeli Directors shall be delivered by such shareholder, and in the event that there are two or more Founding Shareholders who are also Israeli Shareholders, the written notices regarding the appointment or removal of the Israeli Directors shall be delivered jointly by the holder or holders of the majority of the Ordinary Shares held by Founding Shareholders who are also Israeli Shareholders. The provisions of the other subsections of Article 38 (other than Article 38(e), to the extent that an Israeli Director was appointed for a specific term) shall not apply to any Israeli Director who may be appointed to and removed from office in accordance with this Article 38(a).

(b)          The Directors shall be elected at each Annual General Meeting and shall serve in office until the close of the next Annual General Meeting, unless their office becomes vacant earlier in accordance with the provisions of these Articles. Each Director shall be elected by a Shareholders Resolution at the Annual General Meeting; provided, however, that External Directors shall be elected in accordance with the Companies Law. The elected Directors shall commence their terms from the close of the Annual General Meeting at which they are elected, unless a later date is stated in the resolution with respect to their appointment.

(c)          Notwithstanding the other provisions of these Articles, one or more Directors may be appointed by the Board of Directors or elected by a Shareholders Resolution at an Extraordinary General Meeting. Any Director appointed or elected in such manner (excluding an External Director) shall serve in office until the election of Directors at the next Annual General Meeting, unless his office becomes vacant earlier in accordance with the provisions of these Articles.

(d)          An elected External Director shall commence his term from the date of, and shall serve for the period stated in, the resolution of the General Meeting at which he was elected, unless his office becomes vacant earlier in accordance with the provisions of the Companies Law.

(e)          A Director may serve for multiple terms, provided, however, that the terms of an External Director shall be limited in accordance with applicable law.

(f)          The General Meeting shall be entitled to remove any Director(s) from office by a Shareholder Resolution, all subject to applicable law. The Board of Directors shall be entitled to remove from office any Director(s) appointed by the Board of Directors.

39.          Qualification of Directors

No Person shall be disqualified to serve as a Director by reason of his not holding shares in the Company.

40.          Continuing Directors in the Event of Vacancies

In the event of one or more vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, provided, however, that if they number less than the minimum number set forth in Article 37(a) hereof, they may only act in an emergency (as determined in their absolute discretion), and may appoint Directors and/or call a General Meeting of the Company for any purpose.

41.          Vacation of Office

(a)          The office of a Director shall be vacated, ipso facto, upon his death, or if he be found mentally incapacitated, or, upon the conviction of a crime enumerated in the Companies Law.

(b)          The office of a Director shall be vacated by his written resignation.  Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

(c)          The office of a Director shall be vacated upon his removal from office pursuant to Article 38(a) or Article 38(f) hereof, as applicable.

42.           Remuneration of Directors

No Director shall be paid any remuneration by the Company for his services as Director except as may be approved pursuant to the provisions of the Companies Law.  Except as otherwise provided by applicable law, reimbursement of expenses incurred by a Director in carrying out his duties as such shall be made pursuant to the policy in this respect as determined by the Board of Directors and in effect from time to time.

43.           Conflict of Interests

(a)          Subject to the provisions of the Companies Law, the Company may enter into any contract or otherwise transact any business with any Director in which contract or business such Director has a personal interest, directly or indirectly; and may enter into any contract of otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.

(b)           A transaction as set forth in Section 270(1) of the Companies Law, provided that such transaction is not an Extraordinary Transaction (as such term is defined in the Companies Law), may be approved by:

(i)        the Company’s Audit Committee – without any monetary limit, or

(ii)       the Company's Board of Directors – without any monetary limit, or

(iii)      the Company's authorized signatories approving such transaction on behalf of the Company, in accordance with the Company’s signatory rights, (provided that no such approval may be given by any signatory who has or is deemed to have a personal interest in the transaction) – without any monetary limit as to transactions related to the provision of communications services and equipment by the Company, and with a limit of up to an annual amount of NIS  250,000 per transaction as to other transactions.

44.           Alternate Directors

(a)          A Director may, by written notice to the Company, appoint an individual as an alternate for himself (“Alternate Director”), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever. The appointment of an Alternate Director by any Director other than the Chairman of the Board of Directors shall be subject to the consent of the Chairman of the Board of Directors, and the appointment of an Alternate Director by the Chairman of the Board of Directors shall be valid unless objected to by the majority of the other Directors. Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for an indefinite period, but will expire upon the expiration of the appointing Director’s term, and shall be for all purposes.

(b)          Any notice given to the Company pursuant to Article 44(a) shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

(c)          An Alternate Director shall have all the rights and obligations of the Director who appointed him, provided, however, that he may not in turn appoint an alternate for himself, and provided further that an Alternate Director shall have no standing at any meeting of the Board of Directors or any committee thereof while the Director who appointed him is present at such meeting.

(d)          An Alternate Director shall alone be responsible for his own acts and defaults, and he shall not be deemed the agent of the Director who appointed him.

(e)          The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 41, and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.

(f)          Notwithstanding Article 44(a), (i) no Person shall be appointed as the Alternate Director for more than one Director and (ii) except as otherwise specifically permitted by the  Companies Law, (A) no External Director may appoint an Alternate Director and (B) no Director may serve as an Alternate Director.

PROCEEDINGS OF THE BOARD OF DIRECTORS

45.           Meetings

(a)          The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Board of Directors deems fit, provided, however, that the Board of Directors must meet at least once every three (3) months. Notice of the meetings of the Board of Directors shall be sent to each Director at the last address that the Director provided to the Company, or via telephone, facsimile or e-mail message.

(b)          Any two Directors may, at any time, and the Secretary, upon the request of such Directors, shall, convene a meeting of the Board of Directors, but not less than four (4) days written notice shall be given of any meeting so convened, provided that the Chairman of the Board of Directors may convene a meeting of the Board of Directors upon not less than twenty-four (24) hours written notice, and further provided, that the Board of Directors may convene a meeting without such prior notice with the consent of all of the Directors who are lawfully entitled to participate in and vote at such meeting  (as conclusively determined by the Secretary, and in the absence of such determination, by the Chairman of the Board of Directors).  In urgent situations, a meeting of the Board of Directors can be convened without any prior notice with the consent of a majority of the Directors, including a majority of those who are lawfully entitled to participate in and vote at such meeting (as conclusively determined by the Secretary, and in the absence of such determination, by the Chairman of the Board of Directors). The notice of a meeting of the Board of Directors shall describe the agenda for such meeting in reasonable detail.

46.           Quorum

Unless otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence of a majority of the Directors then in office who are lawfully entitled to participate in the meeting (as conclusively determined by the Secretary, and in the absence of such determination, by the Chairman of the Board of Directors).

47.	Chairman of the Board of Directors

(a)          The Board of Directors may from time to time elect one of its members to be the Chairman of the Board of Directors, remove such Chairman from office and appoint another in his place, provided, however, that for as long as (i) the members of IDB Group, collectively, are the largest shareholders of the Company and (ii) they hold collectively at least 35% of the voting power in the Company, then the Chairman shall be designated by DIC by means of a written notice delivered to the Company by DIC.

(b)          The Chairman, if any, of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes after the time fixed for the meeting, or is unwilling to act as Chairman or has notified the Company that he will not attend such meeting, the Directors present shall choose one of their number to be the chairman of such meeting.

(c) The Chairman of the Board of Directors designated by DIC pursuant to Article 47(a) above shall have a casting vote at the meetings of the Board of Directors in the event of a tied vote.

48.	Validity of Acts Despite Defects

Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any Person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the process or in the appointment of the participants in such meetings or any of them or any Person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

GENERAL MANAGER

49.	General Manager

The Board of Directors may from time to time appoint one or more Persons, whether or not Directors, as general managers (the “General Manager(s)”) of the Company and may confer upon such Person(s), and from time to time modify or revoke, such title(s) (including Managing Director, President, Chief Executive Officer, Director General or any similar or dissimilar title) and such duties and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe.  Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time (subject to the provisions of the Companies Law and of any contract between any such Person and the Company) fix his or their compensation terms, remove or dismiss him or them from office, or assume his or their authorities with respect to a specific matter or period of time.

MINUTES

50.	Minutes

(a)          Minutes of each General Meeting and of each meeting of the Board of Directors and any Committees thereof shall be recorded and duly entered in books provided for that purpose.  Such minutes shall, in all events, set forth the names of the persons present at the meeting and all resolutions adopted thereat.

(b)          Any minutes as aforesaid, if purporting to be signed by the chairman of the meeting shall constitute prima facie evidence of the matters recorded therein.

DIVIDENDS

51.	Declaration and Payment of Dividends

(a)          Subject to the Companies Law, the Board of Directors may from time to time declare, and cause the Company to pay, such dividend as may appear to the Board of Directors to be appropriate.  Subject to the Companies Law, the Board of Directors shall determine the time for payment of such dividends, and the record date for determining the shareholders entitled thereto.

(b)          The Company’s obligation to pay dividends or any other amount in respect of shares, may be set-off by the Company against any indebtedness, however arising, liquidated or non-liquidated, of the Person entitled to receive the dividend. The provisions contained in this Article shall not prejudice any other right or remedy vested with the Company pursuant to these Articles or otherwise.

52.	Amount Payable by Way of Dividends

Subject to the rights of the holders of shares with special rights as to dividends, any dividend paid by the Company shall be allocated among the shareholders entitled thereto in proportion to their respective holdings of the shares in respect of which such dividend is being paid.

53.          Interest

No dividend shall carry interest as against the Company.

54.          Form of Dividend

Upon the declaration of the Board of Directors, a dividend may be paid, wholly or partly, by the distribution of cash or specific assets of the Company or by distribution of securities of the Company or of any other companies, or in any one or more of such ways.

55.	Retention of Dividends

The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any Person is, under Articles 20 or 21, entitled to become a shareholder, or which any Person is, under said Articles, entitled to transfer, until such Person shall become a shareholder in respect of such share or shall transfer the same.

56.	Unclaimed Dividends

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by and for the benefit of the Company until claimed.  The payment by the Company of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a Person who would have been entitled thereto had the same not reverted to the Company.

57.	Mechanics of Payment

Any dividend or other moneys payable in cash in respect of a share may be paid by check sent through the post to, or left at, the registered address of the Person entitled thereto or by transfer to a bank account specified by such Person (or, if two or more Persons are registered in the Register of Shareholders as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such Persons or to his bank account), or to such Person and at such address as the Person entitled thereto may by writing direct, in each such case subject to applicable law.  Every such check shall be made payable to the order of the Person to whom it is sent, or to such other Person as the Person entitled thereto as aforesaid may direct, and payment of the check by the banker upon whom it is drawn shall be a good discharge to the Company.  Every such check shall be sent at the risk of the Person entitled to the money represented thereby.

FINANCIAL STATEMENTS

58.          Financial Statements

The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law and of any other applicable law.  Such books of account shall be kept at the Registered Office of the Company, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors.  No shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as conferred by law or authorized by the Board of Directors or by a Shareholders Resolution.  The Company shall not be required to send copies of its financial statements to the shareholders.

AUDITORS

59.	Outside Auditor

The outside auditor of the Company shall be recommended by the Audit Committee and elected by Shareholder Resolution at each Annual General Meeting and shall serve until the next Annual General Meeting or its earlier removal or replacement by Shareholder Resolution. The Board of Directors shall have the authority to fix, in its discretion, the remuneration of the auditor for audit and any other services, or to delegate such authority to the Audit Committee, provided that the Board of Directors reports such remuneration to the Annual General Meeting.

60.	Internal Auditor

The internal auditor of the Company shall be subject to the administrative supervision of the General Manager and shall present all its proposed work plans to the Board of Directors, which shall have the authority to approve them subject to any modifications in its discretion.

EXCULPATION, INSURANCE AND INDEMNITY

61.           Exculpation, Indemnity and Insurance

(a)          For purposes of this Article 61, the term "Office Holder" shall mean every Director and every officer of the Company defined as "Nosei Misra" in the Companies Law.

(b)          Subject to the provisions of the Companies Law, the Company may exculpate an Office Holder in advance from all or some of the Office Holder’s responsibility for liability resulting from the Office Holder’s breach of the Office Holder’s duty of care to the Company.

(c)          Subject to the provisions of the Companies Law, the Company may indemnify an Office Holder in respect of an obligation or expense specified below imposed on or incurred by the Office Holder in respect of an act performed in his capacity as an Office Holder, and in his capacity as an office holder of any other company in which he serves in such capacity at the request of the Company as follows:

(i)           a financial obligation imposed on him in favor of another Person by a court judgment, including a compromise judgment or an arbitrator's award approved by court;

(ii)          reasonable litigation expenses, including attorney’s fees, expended by the Office Holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding was concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent; or in connection with an administrative enforcement proceeding or a  financial sanction. Without derogating from the generality of the foregoing, such expenses will include a payment imposed on the Office Holder in favor of an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law, 1968, as amended (the "Securities Law"), and expenses that the Office Holder incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees; and

(iii)         reasonable litigation expenses, including attorneys' fees, expended by an Office Holder or charged to the Office Holder by a court, in a proceeding instituted against the Office Holder by the Company or on its behalf or by another Person, or in a criminal charge from which the Office Holder was acquitted, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent.

The Company may undertake to indemnify an Office Holder as aforesaid, (aa) prospectively, provided, in respect of Article 61(c)(i) that the undertaking is limited to events which, in the opinion of the Board of Directors, are foreseeable in light of the Company’s actual operations when the undertaking to indemnify is given, and to an amount or criteria set by the Board of Directors as reasonable under the circumstances, and further provided that such events and amount or criteria are set forth in the undertaking to indemnify, and (bb) retroactively.

(d)          Subject to the provisions of the Companies Law, the Company may enter into a contract for the insurance of all or a portion of the liability of any Office Holder imposed on the Office Holder in respect of an act performed in his capacity as an Office Holder, in respect of each of the following:

(i)           a breach of his duty of care to the Company or to another Person;

(ii)          a breach of his duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company;

(iii)         a financial obligation imposed on him in favor of another Person; or

(iv)         reasonable litigation expenses, including attorney fees, incurred by the Office Holder as a result of an administrative enforcement proceeding instituted against him. Without derogating from the generality of the foregoing, such expenses will include a payment imposed on the Office Holder in favor of an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law and expenses that the Office Holder incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees.

(e)          The provisions of this Article 61 are not intended, and shall not be construed, to restrict the Company in any manner in respect of the procurement of insurance and/or payment of indemnification (i) in connection with any Person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.

Any amendment to the Companies Law, the Securities Law or any other applicable law adversely affecting the right of any Office Holder to be indemnified or insured pursuant to this Article 61 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by the Companies Law, the Securities Law or such other applicable law.

NOTICES

62.	Notices

(a)          Any written notice or other document may be served by the Company upon any shareholder either personally, or by facsimile transmission, or by sending it by prepaid mail (airmail or overnight air courier, if being sent from any country to a destination outside such country) or electronic mail addressed to such shareholder at his address as set forth in the Register of Shareholders or such other address as he may have designated in writing for the receipt of notices and other documents.  Any written notice or other document may be served by any shareholder upon the Company by tendering the same in person to the Secretary or the General Manager of the Company at the principal office of the Company, or by facsimile transmission, or by sending it by prepaid registered mail (airmail or overnight air courier if being sent from any country outside Israel) to the Company at its registered office.  Any such notice or other document shall be deemed to have been served (i) in the case of mailing, three (3) days after it has been posted, or when actually received by the addressee if sooner than three (3) days, after it has been posted; (ii) in the case of overnight air courier, on the second business day following the day sent; (iii) in the case of personal delivery, on the date such notice was actually tendered in person to such shareholder (or to the Secretary or the General Manager); (iv) in the case of facsimile transmission, on the date on which the sender receives automatic electronic confirmation that such notice was successfully transmitted; or (v) in the case of electronic mail, on the date on which the sender receives telephonic or written confirmation that such notice was received.   If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article 62(a).

(b)          All notices to be given to the shareholders shall, with respect to any share to which Persons are jointly entitled, be given to whichever of such Persons is named first in the Register of Shareholders, and any notice so given shall be sufficient notice to the holders of such share.

(c)          Any shareholder whose address is not specified in the Register of Shareholders, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

(d)          Notwithstanding anything to the contrary herein, notice by the Company of a General Meeting which is published in two (2) daily newspapers in the State of Israel, if at all, shall be deemed to have been duly given on the date of such publication to any shareholder whose address as registered in the Register of Shareholders (or as designated in writing for the receipt of notices and other documents) is located in the State of Israel.

(e)          Notwithstanding anything to the contrary herein, notice by the Company of a General Meeting or any other matter which is published in one (1) daily newspaper in the United States or via one international wire service shall be deemed to have been duly given on the date of such publication to any shareholder whose address as registered in the Register of Shareholders (or as designated in writing for the receipt of notices and other documents) is located outside the State of Israel.

(f)          The date of publication of a notice of a General Meeting as set forth in Article 62(d) or Article 62(e), as applicable, and the date of the meeting shall be counted as part of the days comprising any notice period with respect to such General Meeting.

(g)          Without derogating from Article 31(g), all notices sent by the Company to an Original Minority Shareholder, if sent, shall also be sent by the Company to DIC.

RIGHTS OF SIGNATURE

63.	Rights of Signature

The Board of Directors shall be entitled to authorize any Person or Persons (who need not be officers or Directors) to act and sign on behalf of the Company, and the acts and signature of such Person(s) on behalf of the Company with the Company’s stamp or printed name shall bind the Company insofar as such Person(s) acted and signed within the scope of his or their authority.

WINDING UP

64.           Winding Up

(a)          A Shareholders Resolution approved by 75% of the voting shares represented at such meeting in person or by proxy is required to approve the voluntary winding up of the Company.

(b)          If the Company be wound up, liquidated or dissolved, then, subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company legally available for distribution among the shareholders, after payment of all debts and other liabilities of the Company, shall be distributed to the shareholders in proportion to the nominal value of their respective holdings of the shares in respect of which such distribution is being made, provided, however, that if a class of shares has no nominal value, then the assets of the Company legally available for distribution among the holders of such class shall be distributed to them in proportion of their respective holdings of the shares in respect of which such distribution is made.